Exhibit 3.1

ARTICLES OF INCORPORATION

BLUE STAR ENERGY, INC.

KNOW ALL MEN BY THESE PRESENTS, that the Incorporator named below, being a natural person of the age of eighteen years or more, and desiring to form a body corporate under the laws of the State of Colorado, delivers to the Secretary of State of the State of Colorado these Articles of Incorporation:

ARTICLE I.           Name. The Name of the Corporation is BLUE STAR ENERGY, INC.

ARTICLE II.         Duration. The Corporation shall have perpetual duration.

ARTICLE III.      Principal Office. The principal office of the Corporation in the State of Colorado shall be located at 5525 Erindale Drive, Suite 201, Colorado Springs, Colorado 80918, and thereafter at such location as the Board of Directors may determine.

ARTICLE IV.      Purposes. The nature of the business of the Corporation and the objects and purposes and business thereof proposed to be transacted, promoted or carried on are to engage in any lawful act or activity for which corporations may be organized under the Colorado Business Corporation Act.

ARTICLE V.        Capital Structure.

Section 1.     Authorized Capital. The total number of shares of all classes which the Corporation shall have authority to issue is 110,000,000 of which 10,000,000 shall be Preferred Shares, par value $.01 per share, and 100,000,000 shall be Common Shares, par value $.001 per share, and the designations, preferences, limitations and relative rights of the shares of each class are as set forth below.

Section 2.     Preferred Shares. Shares of Preferred Stock may be divided into such series as may be established, from time to time, by the Board of Directors. The Board of Directors, from time to time, may fix and determine the designation and number of shares of any series and the relative rights and preferences of the shares of any series so established as to distinguish the shares thereof from the shares of all other series. The Board of Directors is also authorized, within limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any such series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares that series.

Section 3.     Common Shares.

A.     The rights of holders of Common Shares to receive dividends or share in the distribution of assets in the event of liquidation, dissolution or winding up of the affairs of the Corporation shall be subject to the preferences, limitations and relative rights of the Preferred Shares fixed in the resolution or resolutions which may be adopted from time to time by the Board of Directors of the Corporation providing for the issuance of one or more series of the Preferred Shares.

B.     The holders of the Common Shares shall be entitled to one vote for each Common Share held by them of record at the time for determining the holders thereof entitled to vote.

ARTICLE VI.      Board of Directors. The business and affairs of the Corporation shall be managed by the Board of Directors. The number of directors constituting the Board of Directors shall be fixed in the manner provided in the Bylaws of the Corporation, subject to the limitation that the initial Board of Directors of the Corporation shall consist of two individuals. Those individuals shall serve as directors of the Corporation until the first annual meeting of shareholders or until their successors shall have been elected and qualified. The names and addresses of the initial Directors are as follows:

Names:	Addresses:
Raymond E. McElhaney	5525 Erindale Drive Suite 201 Colorado Springs, CO 80918
Bill M. Conrad	5525 Erindale Drive Suite 201 Colorado Springs, CO 80918

In accordance with the Bylaws of the Corporation, the Board of Directors may thereupon be divided into classes, each class to be as nearly equal in number as possible, with the term of office of directors of the first class to expire at the first annual meeting of shareholders after their election, and the terms of the successive classes expiring at successive annual meetings of shareholders thereafter. At each annual meeting following such classification and division of the members of the Board of Directors, a number of directors equal to the number of directorships in the class whose term expires at the time of such meeting shall be elected to hold office for a term of years equal to the number of classes, and such term shall expire at the annual meeting held during the final year of the term.

ARTICLE VII.      Voting by Shareholders.

Section 1.     Cumulative Voting. Cumulative voting shall not be allowed in the election of directors of the Corporation and every shareholder entitled to vote at such election shall have the right to vote the number of shares owned by him for as many persons as there are directors to be elected, and for whose election he has a right to vote.

Section 2.     Denial of Preemptive Rights. No shareholder of the Corporation shall by reasons of his holding shares of any class or series have any preemptive or preferential rights to purchase or subscribe to any shares of any class or series of the Corporation now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase shares of any class or series now or hereafter to be authorized, whether or not the issuance of any such shares or notes, debentures, bonds or other securities would adversely effect the dividend or voting rights of such shareholder, other than such rights, if any, as the Board of Directors, in its discretion from time to time, may grant, and at such price as the Board of Directors, in its discretion, may fix; and the Board of Directors, if otherwise authorized by the provisions of these Articles of Incorporation may issue shares of any class or series of the Corporation or any notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase shares of any class or series, without offering any such shares of any class or series either in whole or in part to the existing shareholders of any class or series.

ARTICLE VIII.      Right of Directors to Contract with Corporation.

Section 1.     No contract or other transaction between the Corporation and one or more of its directors or any other corporation, firm, association or entity in which one or more of the directors of the Corporation are directors or officers or are financially interested, shall be either void or voidable solely because such directors are present at the meeting of the Board of Directors or a committee thereof which authorizes or approves such contract or transaction or solely because their votes are counted for such purpose if:

A.     The fact of such relationship or interest is disclosed or known to the Board of Directors or committee which authorizes, approves or ratifies the contract or transaction by a vote or consent sufficient for that purpose without counting the votes or consents of the interested directors; or

B.     The fact of such relationship or interest is disclosed or known to the shareholders entitled to vote and they authorize, approve or ratify such contract or transaction by vote or written consent; or

C.     The contract or transaction is fair and reasonable to the Corporation.

Section 2.     Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or a committee thereof which authorizes, approves or ratifies such contract or transaction.

ARTICLE IX.      Indemnification of Officers, Directors and Others. The Corporation shall indemnify any person who was, is, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (other than an action by or in the right of the Corporation), by reason of the fact that he is or was a director, officer, employee, fiduciary or agent of the Corporation or who, while a director, officer, employee, fiduciary or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, employee, fiduciary, or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, employee, fiduciary or agent of another Corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, against expenses (including attorney fees) actually and reasonably incurred by him in connection with such action, suit or proceeding, to the extent that and under the circumstances the Colorado Business Corporation Act permits indemnification.

The foregoing right of indemnification shall not be deemed exclusive of any other right to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, and shall continue as to a person who has ceased to be a director, officer, employee, fiduciary, or agent and shall inure to the benefit of their heirs, executors and administrators of such a person.

ARTICLE X.           Corporate Opportunity. The officers, directors and other members of management of this Corporation shall be subject to the doctrine of "corporate opportunities" only insofar as it applies to business opportunities in which this Corporation has expressed an interest as determined from time to time by this Corporation's Board of Directors as evidenced by resolutions appearing in the Corporation's minutes. Once such areas of interest are delineated, all such business opportunities within such areas of interest which come to the attention of the officers, directors, and other members of management of this Corporation shall be disclosed promptly to this Corporation and made available to it. The Board of Directors may reject any business opportunity presented to it and thereafter any officers, directors or other member of management may avail himself of such opportunity. Until such time as this Corporation, through its Board of Directors, has designated an area of interest, the officers, directors and other members of management of this Corporation shall be free to engage in such areas of interest on their own and this doctrine shall not limit the right of any officer, director or other member of management of this Corporation to continue a business existing prior to the time that such area of interest is designated by the Corporation. This provision shall be construed to release any employee of this Corporation (other than an officer, director or member of management) from any duties which he may have to this Corporation.

ARTICLE XI.           Limitations on Director Liability. To the fullest extent permitted by the Colorado Business Corporation Act as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, so long as such director acted in good faith.

ARTICLE XII.      Powers and Limitations. The powers and limitations of the Corporation shall be those set forth by the Colorado Business Corporation Act, under which this Corporation is formed.

ARTICLE XIII.      Registered Office and Registered Agent. The registered office of the Corporation is 1700 Broadway, Suite 2100, Denver, Colorado 80290; the name of the registered agent of the Corporation at such address is D & B Service Corporation.

ARTICLE XIV.      Incorporator. The name and address of the Incorporator is as follows:

Bill M. Conrad
5525 Erindale Drive

Suite 201
Colorado Springs, CO 80918

ARTICLE XV.      Rights to Amend. Alter. Change or Repeal. The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereinafter prescribed herein or by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.

     The name and the address of the individual who causes this document to be filed is:

Bill M. Conrad
5525 Erindale Drive

Suite 201
Colorado Springs, CO 80918